EXHIBIT 6.2

MASTER SERVICES AGREEMENT

1.	Purpose and Overview

a.	Company shall provide the Services for one or more Offerings as set forth in this Master Services Agreement (“MSA” or “Agreement”). The MSA will include fully-executed Order Forms, and, if applicable, one or more fully-executed Deal Sheets. The relationship is structured as follows:

b.	The MSA governs the entire relationship of the parties regarding the Services.

c.	The parties will enter into one or more Order Forms.

(i)	An Order Form sets forth an agreement between Company and Client for Company to provide a specific set of Services to Client subject to an additional set of provisions specific to the Services. Each Order Form is incorporated into this MSA. An Order Form may include one or more addenda.

(ii)	Order Forms include the following: Reg A Order Form; Reg D Order Form; and Rep Supervision Order Form.

(iii)	The MSA starts when the first Order Form between the parties is effective and ends as set forth in Section 9, below.

2.	Selected Definitions

"Advertising Materials" means, but is not limited to, websites, offering landing pages, emails, and all written materials about an Offering provided by Client, or any party acting as Client's agent or on Client’s behalf to Client’s knowledge, to Prospective Subscribers and all written materials that include a disclaimer stating that securities are offered through WealthForge Securities, LLC.

“Affiliated Issuer” means an entity that is an issuer of Securities that is Client’s affiliate.

“Affiliated Representative” means a registered representative affiliated with Company that is also an employee, shareholder, member, officer, board member, or owner of the Client.

“Escrow Release” means each distribution of Subscriber funds to the Issuing Party, or to Company on the Issuing Party’s behalf, by the escrow agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees” collectively means all fees Client owes to Company under this Agreement.

“Gross Proceeds” means the aggregate gross proceeds received from the sale of Securities for which the Company provides Live Offering Services under this Agreement.

1

“Individual Investment” means a single transaction for which Company provides Live Offering Services where a Client accepts and receives funds a Subscriber deposited in escrow to make a purchase in an Offering subject to a Purchase Agreement.

“Investor” means an individual or entity who has completed an Individual Investment in an Offering.

“Issuing Party” means the party that is issuing the Securities in the Offering, which is the Client unless there is an Affiliated Issuer.

“Live Offering Services” are comprised of: (i) Base Transaction Services; and (ii) Regulatory Filing Services. Live Offering Services may include Network Services if elected by Client and Company in writing. Live Offering Services may also include Placement Services if the Client has Affiliated Representatives.

“Major Compliance Issue” means Client’s breach of Section 3 of the MSA or a circumstance that Company reasonably determines will make it so that Client’s Offerings will all have one or more Major Offering Impediments.

“Major Offering Impediment” means the following relating to an Offering: potential litigation, a violation of applicable law or regulation, a circumstance which would preclude an Offering from exemption from registration pursuant to Section 4(a)(2) of the Securities Act, or a circumstance that, when reasonably evaluated, creates a material adverse effect on the Client’s ability to raise capital in the Offering.

“Marketing Site” means a third-party website or third-party advertising or marketing service provider.

“Network Members” means (i) registered representatives that are not Affiliated Representatives, other broker-dealers, registered investment advisors, and other intermediaries; (ii) that have demonstrated interest in introducing Prospective Subscribers to an Offering.

“Offering” means a Reg A Offering or a Reg D Offering. The definition of Offering may be further identified when Client engages Company for Live Offering Services pursuant to a fully-executed Deal Sheet.

“Offering Materials” means the private placement memorandum, if applicable, operating agreement, subscription agreement, Advertising Materials, and all other written or oral communications Client intends to provide a Prospective Subscriber related to the specific Offering.

“Outside Service Provider” means (x) a broker-dealer, investment adviser or other intermediary that is not affiliated with the Company and is not a Network Member; and (y) that provides Outside Services on behalf of Client for an Offering.

“Outside Services” means both (i) services for an Offering that Company or its contractors do not perform that would be in the scope of Live Offering Services if performed under this Agreement; and (ii) services involving the solicitation of Prospective Subscribers commonly called “placement services” for an Offering outside of this Agreement.

“Prospective Subscriber” means an individual or entity that may be eligible to purchase Securities in the Offering.

“Purchase Agreement” means an agreement that a Potential Subscriber executes to place a subscription for Securities. Upon executing a Purchase Agreement, the Prospective Subscriber is a Subscriber.

“Reg A Offering” means a specific securities offering structured in accordance with the requirements of Regulation A for which Company performs Services.

“Reg D Offering” means a specific securities offering structured in accordance with the requirements of Section 4(a)(2) of the Securities Act (and Rule 506 of Regulation D promulgated thereunder) for which Company performs Services.

2

“Reg A Services” are Company’s Services for Client’s Reg A Offerings as initiated by a Reg A Order Form.

“Reg D Services” are Company’s Services for Client’s Reg D Offerings as initiated by a Reg D Order Form.

“Rep Supervision Services” are Company’s Services to supervise Client’s Affiliated Representatives as initiated by a Rep Supervision Order Form.

“Securities” means the debt or equity securities that the Issuing Party is makes available in an Offering.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means the services Company agrees to provide Client under a fully-executed Order Form and, if applicable, a fully-executed Deal Sheet.

“Services Term” is the Term for a specific set of Services as set forth in an Order Form and includes the Services Initial Term and all Renewal Terms for that Order Form.

“Subscriber” means an individual or entity that has submitted an order to purchase Securities.

“System” means the software and related technology more specifically referenced in an Order Form, including the Invest Button® Dynamic Tombstone™, Rep Order Entry™ and upgrades, updates, error corrections or other modifications, documentation, and customizations or other deliverables created under this Agreement, along with any related electronic or written documentation that may be provided and including any related specifications provided to Client, or any statement of work entered into by the parties.

“Term” means the duration of the MSA as set forth in Section 9.

“Unresponsive” means (x) Client has not responded to Company’s correspondence regarding an Offering or Services for five (5) consecutive business days (“Response Request Trigger”) and remains unresponsive for three (3) business days after Company provides notice to Client pursuant to Section 13 (a) or Section 13(b); (y) the Response Request Trigger occurs more than once during the Term; or (z) Company is unable to perform its Services under the Agreement because of failure or material inaccuracy in the assumptions and obligations in Section 4 of the MSA that are not corrected by Client within a reasonable period of time.

“User” means an individual using the System under the license granted in this Agreement.

3.	Representations and Warranties; Obligations

a.	Mutual Representations and Warranties; Obligations. As of the Effective Date and throughout the Term, each party represents and warrants that: (i) it is a duly-formed entity in good standing in the state of incorporation or formation referenced on the Order Form, or on the Deal Sheet for an Affiliated Issuer; (ii) it and its signatory has the power and authority to execute, deliver and perform this Agreement; (iii) this Agreement and all components, including all Order Forms and Deal Sheets, constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms; and (iv) it will use diligent and reasonable efforts, consistent with industry standards, to ensure that its performance in connection with an Offering is compliant with applicable federal and state laws and regulations.

3

b.	Client Representations and Warranties; Obligations. As of the Effective Date and throughout the Term, Client represents and warrants that it (i) will comply with the Purchase Agreements and with the laws, rules and regulations applicable to its business and an Offering, including specifically that Client and its employees and agents shall comply with Section 15(a) of the Exchange Act and with parallel state issuer-broker-dealer registration requirements; (ii) will maintain the security of Investor, Subscriber, and Prospective Subscriber information it receives; (iii) will not, and will ensure that any person or entity acting on its behalf will not, directly or indirectly, in connection with an Offering, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities the result of which would cause the offer and sale of the Securities to fail to be entitled to applicable exemptions from registration under the Securities Act and similar exemptions under applicable state securities laws; (iv) will not retain or allow, directly or indirectly, any person or entity to provide Outside Services for an Offering; (v) does not have knowledge of and has not been apprised verbally or in writing of a Major Offering Impediment; (vi) will use the System and Services in compliance with laws, rules and regulations applicable to its business and use of the System, including the applicable terms of use; (vii) will ensure third-parties providing services for the Offering, including Marketing Sites, use the System and Services in compliance with laws, rules and regulations applicable to their business and, when applicable, use of the System, including its terms of use; (viii) will protect data, and confidential and personally identifiable information Client obtains in connection with its use of the System and Services; and (ix) is solely responsible for any use of the System and Services by Client, Users, Marketing Sites or anyone else under this Agreement.

c.	Client Covered Person Representations; Obligations. Client further makes the following representations and covenants relating to its Covered Persons (defined below) and agents:

(i)	Neither Client nor any of its directors, executive officers, general partners, managing members, other officers participating in an Offering of the Securities, or beneficial owners of 20% or more of Client’s outstanding voting equity securities, calculated on the basis of voting power (each a “Covered Person,” and together, “Covered Persons”), is subject to one or more of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D or under Section 262(a)(1) to (8) under Regulation A (each a "Disqualification Event").

(ii)	Client shall provide a list of all Covered Persons, including the full name, personal and business address of each, to Company in writing (“MCP List”). Client shall update the MCP List, and transmit the updated list in writing to Company, within 72 hours of any change to the Covered Persons, provided that Client shall not be required to update the MCP List solely for changes to a Covered Person’s address. Client shall immediately give written notice to Company if Client becomes aware that a Covered Person is subject to a Disqualification Event.

(iii)	Client shall not pay transaction-based compensation to a party besides Company related to an Offering. Client shall notify Company immediately if Client has reason to believe a Compensated Solicitor, as defined below, is subject to a Disqualification Event.

d.	Company Representations and Warranties; Obligations. As of the Effective Date and each time Company provides Services in connection with an Offering, Company represents and warrants that it: (i) is duly registered as a broker-dealer under the Exchange Act; (ii) is and will remain a member in good standing with FINRA and is and will remain in good standing with the SEC; (iii) is, or prior to the commencement of any Offering will be, registered as a broker-dealer in each state or jurisdiction required for an Offering; (iv) is currently and will remain in compliance with the capital and financial reporting requirements of FINRA, the capital requirements of the SEC, and the capital requirements of every state in which it is licensed as a broker-dealer; (v) will take appropriate steps to ensure that all Network Members and all persons who will receive compensation, directly or indirectly, for soliciting Prospective Subscribers by, though, or on behalf of Company for an Offering (each a “Compensated Solicitor”), are not subject to a Disqualification Event; and (vi) when the System is used on Client’s behalf, will use commercially reasonable efforts to (x) maintain the overall security of the System and related infrastructure, (y) protect confidential and personally identifiable information provided by Client and its Users through the System, and (z) maintain and execute processes designed to prevent the introduction of malware, spyware, viruses and other corruption into the System.

4

4.	Client Acknowledgements; Assumptions and Obligations

a.	Client Acknowledgments. Client acknowledges and agrees that:

(i)	Company’s role is that of service provider only and is not a principal to an Offering or any transaction nor is it acting as a fiduciary in connection with any transaction proposed or consummated under this Agreement.

(ii)	Company may restrict or suspend access to the System or Services (x) as Company deems necessary to comply with applicable law, protect against communications or security problems, or perform emergency maintenance; or (y) where Client is in breach of this Agreement.

(iii)	Client is solely responsible for obtaining and maintaining, and protecting the security of its software, systems, equipment, telecommunication and internet connections required for Client’s use of the System and Services. Client shall reimburse Company for third-party expenses Company incurs on Client’s behalf and with Client’s prior written authorization.

(iv)	Company, Network Members, and their respective agents may disclose without prior notice to or consent from the Client, Offering Materials and other information relating to an Offering to any applicable regulatory authority (including FINRA) as required or as requested pursuant to applicable regulation or in the course of a compliance audit.

(v)	Client is responsible for backup of data and retention of business records, including records relating to an Offering, as it deems necessary or desirable, but at least as required by law applicable to the Client.

(vi)	Company may rely upon the accuracy and completeness of all information provided by Client, and has no obligation to independently verify any such information.

(vii)	Company and its affiliates may use Offering information in marketing or other materials for Company’s benefit. More specifically, Company and its affiliates may reference Client and Affiliated Issuer by name and include other information about an Offering as permitted by 17 C.F.R. 230.134(a) in its materials.

(viii)	Company is not responsible for Outside Services, including accreditation checks, KYC checks and other diligence for Subscribers and Investors performed by Outside Service Providers.

(ix)	In performing the Services, Company makes no guarantee that Client will raise funds in an Offering or meet its fundraising goals.

b.	Client Assumptions and Obligations. In addition to any other responsibilities or duties described in this Agreement, set forth below is a list of the obligations for which Client is responsible, conditions on Company’s performance, and assumptions upon which Company has relied in agreeing to perform the Services and provide the System (collectively “Assumptions”). If the Assumptions are not performed or prove to be incorrect, it may cause changes to the schedule, deliverables, level of effort required, or otherwise impact Company's performance of the Services, and Company will have no liability with respect to its inability to perform the Services. In such a case, Company will use commercially reasonable efforts to promptly notify Client of any failure to perform or inaccuracy of the Assumptions in an effort to mitigate the negative impact of the non-performed or inaccurate Assumptions. Additionally, Client shall timely comply with requirements Company sets forth as necessary, in Company’s discretion, to facilitate the Services.

(i)	Company is entitled to rely upon the accuracy of all information provided by Client personnel, vendors, and agents. Except in instances of obvious and apparent error, Company has no obligation to independently verify information.

(ii)	Client shall provide Company with access to documentation, personnel, and decision makers as reasonably needed for Company to timely perform the Services and provide the System.

5

(iii)	Client shall commit the necessary resources, as requested or described in this Agreement, to support the performance of the Services and provision of the System in a timely manner.

(iv)	Company is not required to enter into a contractual relationship with Client’s third-party suppliers. Client will be responsible for any changes necessary to be made to its systems.

(v)	Client shall use the System only in connection with Services under this Agreement.

(vi)	Client is responsible for the provision and build of internal technical architecture it needs to support the System, including servers, networks, mobile devices, non- productive environments, connectivity and hardware in collaboration with its third-party suppliers.

(vii)	The Services and System are provided in English only.

(viii)	Subject to Client’s standard company policies and security regulations, Client shall make the following available for Company personnel who are working at Client sites and facilities on an as needed basis if required to provide the Services or System and as agreed to in advance by Client: building access (during regular business hours), workspace (including phones) if and when available, printer access, and internet access for Company-owned computers.

5.                Proprietary Rights

a.       Company Proprietary Rights. Company and its affiliates have the exclusive right, title and interest in and to their proprietary systems, software, including the System, information, logos, services names, domain names, marks, copyrights, business processes, know-how, documentation, materials and technology (collectively, “Company IP”) and no rights or interest are transferred to Client except those expressly granted in writing under this Agreement even if Company uses or provides Company IP to Client in connection with its performance of the Services. Client shall not recompile, disassemble, reverse engineer, make or distribute any other form of, or create derivative works from, the Company IP without prior written consent. Client acknowledges that the System, methods for providing the Services, related materials and software were developed, compiled and arranged by Company through expenditure of substantial time, effort and money and constitute valuable intellectual property and, as between Client and Company, are Company IP. Company may use suggestions for modifications and improvements from Client about Company’s System and Services and derivatives (“Suggestions”) in its discretion and Suggestions that Company incorporates in the System or Services and derivatives, whether under this Agreement or not, are Company IP.

Client shall not, and Client shall not permit any third party to: (i) copy, modify, adapt, translate or otherwise create derivative works of the System, except for such copies, translations and adaptions of the System documentation as reasonably necessary for Client’s use of the Services or the System; (ii) reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the System, (iii) rent, lease, sublicense, sell, assign or otherwise transfer rights in or to the System; (iv) remove any proprietary notices or labels on the System; or (v) intentionally use, post, transmit or introduce any device, software or routine which interferes or attempts to interfere with operation of the System. Client shall not use Company IP, including Company’s marks or trade names, without prior written consent. Client shall not disclose or distribute information about the System, other Company IP, or Services in a manner that competes with Company.

b.	Transaction Data and Subscriber Data.

(i)	“Transaction Data” means source and derivative data provided, electronically or otherwise, to Company by or about Client, Prospective Subscribers, Subscribers, and Investors in connection with an Offering (including, but not limited to, metrics regarding the dollar amount of deal flow, number of deals, nature of deals, and deal timing) in aggregated and anonymized form only, and which does not directly or indirectly identify Client or any Subscriber Data. Company and its affiliates (i) may compile Transaction Data and use it for its advantage; (ii) may sell, license or otherwise make Transaction Data available to third parties; and (iii) has exclusive ownership of and title to the Transaction Data, derivative products, compilations, and all related intellectual property rights, each of which are Company IP. Nothing in this Agreement prevents Client from collecting, storing, distributing or using data about one or more of its Offerings as allowed by applicable law and regulation.

6

(ii)	“Subscriber Data” means personally-identifiable information that Prospective Subscribers submit to Company, electronically or otherwise, to make or attempt to make an Individual Investment under this Agreement (whether or not the Prospective Subscriber becomes a Subscriber or an Investor), including, but not limited to, financial and personal information. Subscriber Data does not include information that Company receives outside of this Agreement (“Outside Information”), even if Outside Information is duplicative of Subscriber Data. Company shall only use Subscriber Data to provide the Services, to comply with its obligations as a broker-dealer, and to comply with applicable law and regulation. Company may use Outside Information in its discretion, subject to its obligations under applicable law and regulation. Client shall use Subscriber Data it receives for Offerings in compliance with applicable law and regulation as further set forth in Section 6(d), below.

c.       Client Proprietary Rights. Client represents and warrants that it owns or has a license to use all intellectual property rights in and to Client IP. “Client IP” means proprietary systems, software, information, logos, services names, domain names, marks and copyrights the Client uses. Client hereby grants Company a limited, non-exclusive license during the Term to use Client IP it provides Company solely for purposes of performing the Services (including provision of Offering Materials and the System). Company may share information with its affiliates and service providers, and with Network Members, that it deems necessary to provide the Services to Client provided that Company will require each of them to use reasonable care to protect Client’s IP and Confidential Information (defined below).

6.	Confidential Information

a.       Each party agrees (i) to protect and treat as confidential the disclosing party's Confidential Information using the same care as it would in protecting its own information of a similar nature, but no less than reasonable care; and (ii) to limit dissemination of such Confidential Information to (w) persons within the party's business organization or that of its affiliates; (x) Network Members, if Client engages Company for Network Services; and (y) service providers all of which (z) have a need to use such Confidential Information in connection with an Offering or performance of the Services, who have been advised of the confidential nature of the Confidential Information, and who have agreed to keep such information confidential as required in this section or are under obligations of confidentiality imposed by law or rule or their professional obligations (“Authorized Recipients”). Each party will remain responsible for compliance with the provisions of this Section by its Authorized Recipients.

b.       “Confidential Information” means all material non-public information of the disclosing party (or third party non-public information provided to the disclosing party subject to restrictions on disclosure) including, without limitation, (i) a party’s commercial, business, financial, strategic, legal, technical, operational, administrative and marketing information, non-public intellectual property (including, respectively, non-public Company IP and Client IP), know-how and other information or data in whatever form supplied, relating to a party, its subsidiaries, affiliated companies and its business; and (ii) summaries, memoranda, analysis, compilations, forecasts, studies or other documents which contain or otherwise reflect such information.

c.     A receiving party will have no obligation to maintain the other party’s Confidential Information where the receiving party can show the information (i) was in the possession of the receiving party without obligation of confidence prior to disclosure of such information by the other party; (ii) is or becomes publicly available through no fault of the receiving party; (iii) was developed by the receiving party independent of this Agreement and information provided by the other party in connection with this Agreement; or (iv) is required to be disclosed pursuant to a valid court order or demand of a regulatory authority or other governmental body, provided however, that, unless prohibited by law or as set forth below, the receiving party will first give written notice to the disclosing party, so that the disclosing party may seek appropriate legal remedies. Company may disclose Client Confidential Information to the extent necessary to perform the Services. Company may disclose, without prior notice, Confidential Information to applicable regulatory authority, including FINRA, as required or requested pursuant to regulation or in the course of an audit, investigation, or examination. Client will treat this Agreement as Confidential Information of Company, except as necessary to enforce its terms. Nothing in this Agreement prohibits a party from initiating communications directly with, or responding to any inquiry from, or providing testimony before the SEC, FINRA, any other self- regulatory organization, or any other state or federal regulatory authority regarding a party’s actions under this Agreement.

7

d.     The Client and Company acknowledge that certain information exchanged between the parties or that Prospective Subscribers, Subscribers, and Investors provide to one or both of the parties in furtherance of Offerings under this Agreement may be nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws related regulations (collectively, “Privacy Laws”). With regards to nonpublic personal information obtained under this Agreement, each party shall : (a) not to disclose or use the information except as required to carry out the purposes of the Agreement or as otherwise permitted by the Privacy Laws; (b) establish and maintain procedures reasonably designed to ensure the security and privacy of all nonpublic personal information; and (c) cooperate with the other party and provide reasonable assistance to the other parties’ compliance with the Privacy Laws.

7.	Indemnity

a.  Client’s Indemnity. Client will indemnify, defend and hold harmless Company, its licensors, service providers, registered representatives, Network Members, and their respective affiliates, managers, agents, officers, directors, and employees (“Company Parties”), from and against all third-party claims, damages and liabilities (including attorneys’ fees and expenses) (“Liabilities”), in connection with or arising out of (i) an Offering, including without limitation, Offering Materials; (ii) Client’s gross negligence or willful misconduct; (iii) Client’s breach of this Agreement or Client’s failure to comply with applicable law, rules or regulations; (iv) Outside Services; (v) Client’s and its Users’ use of the System; and (vi) a claim of infringement relating to Client IP; and (vii) as set forth in the Rep Supervision Order Form if there are one or more Affiliated Representatives.

b.  Company’s Indemnity. Company will indemnify, defend, and hold harmless Client and its affiliates, managers, agents, officers, directors, and employees (“Client Parties”) from and against all Liabilities in connection with or arising out of (i) the inaccuracy of, or Company’s failure to comply with, its representations and warranties; (ii) Company’s gross negligence or willful misconduct; (iii) Company’s or its employees or registered representatives’ unauthorized verbal or written representation in connection with an Offering made in breach of this Agreement or in violation of the Securities Act or Exchange Act or any other applicable federal or state securities laws and regulations; (iv) breach of Section 7 (Proprietary Rights) or Section 8 (Confidential Information); and (v) a claim asserting that the System infringes a U.S. patent, copyright, trademark or trade secret except that Company will not indemnify under this Section 7 (b)(v) to the extent any claim of infringement is caused by: (x) Client’s modification or use of the System other than as provided in the Agreement; (y) Client’s failure to use corrections or enhancements made available by Company to the extent that such corrections or enhancements would make the System non-infringing; or (z) information, specifications or materials provided by Client or on Client’s behalf. If the System is, or in Company’s opinion is likely to be held to be, infringing, Company may at its option obtain for Client the right to continue its use, or Company may terminate this Agreement. The remedies listed in Section 7(b)(v) constitute Client’s sole and exclusive remedies and Company’s entire liability with respect to infringement. Company’s obligation under Section 7(b)(iii) does not apply to Affiliated Representatives.

c.   Indemnity Procedures.

(i)	An indemnifying party is relieved of its obligations of indemnification to the extent the Liabilities are caused by the negligence, willful misconduct or breach of this Agreement by the party seeking indemnification.

(ii)	To receive the indemnities contained in this Agreement, the party seeking indemnification must promptly notify the indemnifying party of a claim and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the claim, provided that the indemnifying party may not settle a claim by requiring an admission of liability, obligation or payment by the indemnified party without the indemnified party’s prior written consent. The indemnified party, at its cost, may participate in the defense of the claim or action through counsel of its own choosing.

(iii)	Section 7 (c)(ii) is not mandatory on Company for Liabilities against Company relating to a proceeding by a regulatory authority, including FINRA. Company shall provide reasonable notice to Client to the extent it is allowed.

8

8.	Disclaimers; Limitations of Liability

a.  Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE SERVICES, INCLUDING ALL TECHNOLOGY AND SOFTWARE USED IN THE PERFORMANCE OF THE SERVICES, INCLUDING THE SYSTEM, ARE PROVIDED “AS IS.” COMPANY DISCLAIMS ALL WARRANTIES: EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT OF THIRD PARTY RIGHTS. COMPANY DOES NOT WARRANT THAT THE SERVICES, THE SYSTEM, OR ANY COMPONENT OF THEM, WILL MEET CLIENT’S REQUIREMENTS OR THAT THE OPERATION OF THE SYSTEM WILL BE UNINTERRUPTED OR ERROR FREE. CLIENT ACKNOWLEDGES THAT UNDER NO CIRCUMSTANCES DOES COMPANY REPRESENT OR WARRANT THAT CLIENT’S GOALS FOR AN OFFERING WILL BE MET, AND COMPANY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES THAT IT WILL IDENTIFY OR RECEIVE A MINIMUM MONETARY AMOUNT OR NUMBER OF ORDERS FROM SUBSCRIBERS OR INVESTORS. COMPANY IS NOT RESPONSIBLE FOR THE ACCURACY OR COMPLETENESS OF INFORMATION PROVIDED BY OR ON BEHALF OF CLIENT, A USER, OR A PROSPECTIVE SUBSCRIBER. COMPANY IS NOT RESPONSIBLE FOR SERVICE INTERRUPTIONS, INCLUDING, WITHOUT LIMITATION, POWER OUTAGES, SYSTEM FAILURES OR OTHER INTERRUPTIONS OR FOR ANY ERROR OR OMISSION IN THE CONTENT OR OTHER DATA TRANSMITTED THROUGH THE SYSTEM.

b.  Limitations of Liability. EXCEPT AS PROVIDED IN SECTION 8(c), AND EXCEPT TO THE EXTENT PROHIBITED BY LAW:

(1)  A PARTY HAS NO LIABILITY TO THE OTHER PARTY OR TO THIRD PARTIES FOR SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, LOSS OF BUSINESS, LOSS OF PROFITS OR REVENUE, GOODWILL OR SAVINGS, OR DAMAGE TO, LOSS OF OR REPLACEMENT OF DATA OR, COST OF PROCUREMENT OF SUBSTITUTE SERVICES) RELATING IN ANY MANNER TO THE SERVICES (WHETHER ARISING FROM CLAIMS BASED IN CONTRACT, TORT OR OTHERWISE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM OR DAMAGE;

(2)      IN ANY CASE, COMPANY'S ENTIRE LIABILITY RELATING IN ANY MANNER TO THE SERVICES, INCLUDING THE USE OF THE SYSTEM, REGARDLESS OF THE FORM OR NATURE OF THE CLAIM, IS LIMITED IN THE AGGREGATE TO THE FEES ACTUALLY PAID TO COMPANY UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS PRIOR TO THE CLAIM ARISING; AND

(3)   COMPANY IS NOT LIABLE TO CLIENT OR A THIRD PARTY FOR DIRECT OR INDIRECT DAMAGES OF ANY KIND ARISING OUT OF THE ACTS OR OMISSIONS OF NETWORK MEMBERS OR AFFILIATED REPRESENTATIVES EXCEPT AS EXPRESSLY PERMITTED IN THIS AGREEMENT.

THE DISCLAIMERS AND LIMITATIONS CONTAINED IN THIS SECTION 8 ARE A FUNDAMENTAL PART OF THE BASIS OF THE BARGAIN HEREUNDER, AND COMPANY WOULD NOT PROVIDE THE SERVICES TO CLIENT AND CLIENT WOULD NOT ENGAGE THE COMPANY’S SERVICES WITHOUT THEM.

c. Exclusions.

(i)	The limitations of liability set forth in Section 8 (b) do not apply to a party’s (i) obligations under Section 5 (proprietary rights); (ii) obligations under Section 6 (confidential information); (iii) obligations Section 7 (indemnification); (iii) gross negligence or intentional misconduct; and (iv) obligations to pay under to Section 8(d), below.

(ii)	Company’s liability further limited as follows. COMPANY’S ENTIRE LIABILITY IS LIMITED TO TWO MILLION DOLLARS IN THE AGGREGATE FOR THE TERM OF THE AGREEMENT RELATING TO: COMPANY’S OBLIGATIONS UNDER SECTION 5 (PROPRIETARY RIGHTS); (II) OBLIGATIONS UNDER SECTION 6 (CONFIDENTIAL INFORMATION); (III) OBLIGATIONS SECTION 7 (INDEMNIFICATION).

9

d.  Liquidated Damages for Breach of Exclusivity. The parties acknowledge and agree that if Client fails to comply with its obligations under this Agreement regarding exclusivity as further set forth in Section 6 (c)(iv) of the Reg A Order Form and Section 7(c)(iv) of the Reg D Order Form, respectively, then (i) the limitations of liability of this Section 8 do not apply; (ii) the actual and consequential damages suffered by Company are uncertain and difficult to calculate with exactness as of the Effective Date; (iii) the amount fixed as liquidated damages payable to Company are set forth in below (“Liquidated Damages”); (iv) the Liquidated Damages are fair, and not disproportionate to Company’s probable loss; and (v) Client waives the right to object to the validity of the Liquidated Damages on the grounds that they are void as penalties or are not reasonably related to actual damages. The Liquidated Damages for a Reg A Offering are the greater of: (x) 8% of the gross amount raised by Client or its affiliates in the breaching Individual Investments; or (y) amount of Base Transaction Fee Company would have been due from Client if Client did not breach Section 4(a)(iv). The Liquidated Damages for a Reg D Offering is 8% of the gross amount raised by Client or its affiliates in the breaching Individual Investment. Company is entitled to recover its reasonable attorney’s fees if it prevails in an action seeking Liquidated Damages.

9.	Term and Termination

a.         Term. The Term of the Agreement is as follows unless mutually agreed in writing or unless terminated earlier as allowed in this Agreement:

(i)	The Agreement begins on the Order Form Effective Date of the first Order Form executed under this Agreement. The Agreement terminates when the Services Term ends for all Order Forms under the Agreement.

(ii)	An Order Form may indicate that a Services Initial Term continues for a specified number of “full months.” If the Order Form Effective Date is not the first day of a month, then the first full month of the Services Initial Term is the month following the month of the Order Form Effective Date. For example, if the Order Form states the Services Initial Term is 6 full months and the Order Form Effective Date is January 15, then the Initial Term will end on July 31 of the same year.

b.        Termination.

(i)	An Order Form may be terminated before the end of the Services Term (i) by mutual agreement of the parties, or (ii) by the non-breaching party, for the other party’s material breach of the Agreement (x) upon ten (10) days’ notice, if the breach is curable and remains uncured at the end of the notice period; or (y) immediately, upon written notice if the breach is not curable.

(ii)	An Order Form is also terminable immediately, upon written notice (i) by the non-breaching party for the other party’s material breach relating to the non-breaching party’s Confidential Information or Proprietary Rights; (ii) by either party as required by applicable law; (iii) by one party if the other party is insolvent or fails to pay its obligations as they arise; (iv) by Company, if a contract between Client or its affiliate or and Company or its affiliate is terminated by Company or its affiliate for Client’s material breach; (v) upon notice if Client is Unresponsive; (vi) by Company upon written notice if Client does not meet the time requirements for Diligence Services set forth in the Order Form, as applicable; (vii) by Company upon written notice, if Company determines in its reasonable discretion that there is one or more Major Compliance Issues; (viii) by Company as set forth in Section 7(b)(v); and (ix) by Company as set forth in the Rep Supervision Order Form, if one is fully-executed between the parties.

(iii)	If there is more than one Order Forms in effect at the time of a termination notice as set forth in Section 9 (b) (i) or (ii), then a party giving the termination notice may terminate the entire Agreement if specified in writing together with the notice terminating an Order Form or no later than 5 business days after an Order Form termination is effective.

10

c.         Effects of Termination.

(i)	Upon termination of an Order Form, Client shall pay all amounts then due and owing under the Order Form, including, but not limited to, all outstanding Fees. All Fees are non-refundable once remitted to Company, including Engagement Fee installments paid, unless mutually agreed upon in writing or as expressly provided in this Agreement.

(ii)	Upon termination of an Order Form, each party must return or destroy and permanently delete the other party’s Confidential Information related to Services under the Order Form. A party may request of the other party that an officer certify that the party (and its Authorized Recipients) have fully complied with this provision. Company may retain Confidential Information as required under applicable law and regulation.

(iii)	All terms that should reasonably be understood to survive termination of this Agreement do survive, specifically including those relating to Confidential Information, proprietary rights, limitations of liability, indemnification, governing law, and jury waiver.

(iv)	Company shall provide a Diligence Report Call on or before the Order Form termination date for all Offerings for which Company has provided a Diligence Services Confirmation unless Client is in material breach.

(v)	Company shall wind down its Live Offering Services as set forth in a Deal Sheet.

(vi)	If (x) Client elects to discontinue Live Offering Services for an Offering and does not have a termination right under this Agreement to do so or if Company terminates its Live Offering Services for an Offering for material breach; and (y) there are Remaining Funds, then upon invoice from Company: Client shall pay Company the Base Transaction Fee for the Remaining Funds as if the Remaining Funds were Gross Proceeds of an Offering. “Remaining Funds” are funds (i) that remain in escrow when Company’s Live Offering Services end as set forth in the previous sentence that Subscribers remitted make an Individual Investment in the Offering; (ii) for which Company performed Base Transaction Services on behalf of the Client for the corresponding Subscriber; and (iii) that the Client has discretion on whether to accept and elects not to accept.

10.	General

This Agreement (including the incorporated fully-executed Order Form and Deal Sheets) sets forth the entire agreement between the parties with respect to the Services for Offerings. This Agreement may not be modified or amended except by written agreement. If a provision of this Agreement is declared to be invalid, the remaining provisions of this Agreement continue in full force and effect. Client may not assign this Agreement without Company’s prior written consent. Company may assign one or more of the specific Services to one or more of its affiliates and the obligations of both parties as to the assigned Services continue under this Agreement in full force and effect except that if Company’s assignee cannot legally accept one or more of the Fees as structured in this Agreement under applicable law or regulation, then the parties will work in good faith to establish a fee structure that the assignee can accept. No waiver by either party of any provision of or right under this Agreement will constitute a waiver of any other provision of or right under this Agreement. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which is deemed an original but all of which together will constitute one and the same agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. Nothing in this Agreement will be construed to create a partnership, joint venture, or other similar relationship between the parties. Company Parties and Client Parties that are third parties are third-party beneficiaries of the respective indemnification obligations in this Agreement.

11

11.              Governing Law; Venue; Jury Waiver

a.       This Agreement is governed by and construed in accordance with laws of the Commonwealth of Virginia, without reference to its choice of law principles.

b.      Except for the Arbitration Exceptions, defined below, the parties agree that all controversies arising out of or relating to this Agreement or an Offering will be settled by arbitration. The arbitration will be in accordance with FINRA’s rules then in effect, unless FINRA declines jurisdiction or FINRA jurisdiction is clearly not invoked by the nature of at least one of the claims. If FINRA jurisdiction does not apply as set forth in the previous sentence, then the controversy will be settled by arbitration under the American Arbitration Association, and its Supplementary Procedures for Securities Arbitration.

c.       The “Arbitration Exceptions” are (i) a party may seek injunctive or other equitable relief in any state or federal court of competent jurisdiction for any actual or alleged infringement of any intellectual property or other proprietary rights; and (ii) Company may seek the payment of Fees or the relief set forth in Section 8(d) where the defendant resides or has assets or in a state or federal court located in Richmond, Virginia; (iii) either party may seek the relief set forth in Section 12 where the defendant resides or has assets or in a state or federal court located in Richmond, Virginia; and (iv) a party may bring suit in the Richmond General District Court, located in Richmond, Virginia for amounts in controversy that do not exceed $25,000.00.

d.      Unless FINRA or American Arbitration Association rules apply and dictate otherwise and except as stated above, the venue for any dispute will be in the state or federal courts in Richmond, Virginia. A PARTY IS ENTITLED TO ALL COSTS OF DEFENSE FROM THE OTHER PARTY, INCLUDING ATTORNEY’S FEES, IT INCURS IN DISMISSING A CLAIM BECAUSE IT WAS FILED IN AN IMPROPER JURISDICTION OR VENUE.

e.       EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN AN ACTION ARISING FROM OR RELATING TO THIS AGREEMENT.

12.	Non-Solicitation

Each party agrees that it will not solicit, offer work to, employ, or contract with, one or more of the other party’s or its affiliates’ Team Members. The restriction in the prior sentence (i) applies during the term and during the twelve (12) months immediately following the conclusion of term; and (ii) does not apply to the hiring of a Team Member that responds to a general newspaper or Internet advertisement or other solicitations not targeting the Team Member. For purposes of this section, “Team Member” means an individual a party or its affiliate employs as a partner, employee or individual independent contractor and with which the other party comes into direct contact in the course of the Project. If a party breaches this Section 12, then upon request the breaching party will pay to the non-breaching party the greater of one year’s compensation (x) offered to the Personnel by the breaching party; or (y) paid by the non-breaching party at the time of the breach. The parties waive the right to object to the validity of the agreed damages for the breach of this section on the grounds that they are void as penalties or are not reasonably related to actual damages. If request for payment under this section is made and not timely remitted and if the non-breaching party files suit or files a claim in an arbitration proceeding as set forth in Section 11, then the non-breaching party may claim all damages available to it as allowed by law in addition to or instead of the amounts set forth in this section.

13.	Notice

The parties shall provide notice under this Agreement in writing in one of the following ways: (a) by personal delivery or overnight delivery, which is effective immediately upon delivery; (b) by certified mail, return receipt requested, which is effective three (3) business days after notice is sent; (c) by email, which is effective one (1) business day after the date successfully sent (subject to the notifying party having proof of successful transmission). Company shall send notice to Client to the address specified in the Order Form, unless modified by notice under this Section or in the Deal Sheet. Client shall send notice to Company as follows:

WealthForge Securities, LLC

Attention: Chief Compliance Officer

6800 Paragon Place, Suite 200

Richmond, VA 23230 legal@wealthforge.com

12

14.	General Procedures for All Fees

a.	Company may withhold the Base Transaction Fee, Company Network Success Fee, and all transaction-based fees and commissions out of the amounts held in escrow upon Escrow Release. Additionally, for all Fees under this Agreement, the Company may elect to take Fees due and unpaid to Company under this Agreement out of an Escrow Release.

b.	Company may discontinue providing Services, including the System, if Client does not timely remit Fees as they become due. All Fees paid are not refundable unless otherwise provided in this Agreement, including Engagement Fee installments paid.

c.	If a fully-executed Order Form specifies amounts for certain Fees, then Company agrees to charge no more than the amount specified in the Order Form pertaining to the relevant Services during the Services Term, including in a Deal Sheet, unless Client agrees otherwise.

d.	Overdue fees are subject to interest of 18.0% per annum, or the maximum rate permissible by law, whichever is less, and Client is liable for all costs of collection, including attorney’s fees. Client is responsible for third-party expenses that Company incurs on Client’s behalf provided that Client has given prior written authorization.

13